Exhibit 99.1

Verisk Analytics, Inc., Reports Third-Quarter 2012 Financial Results

Delivers 17.3% Revenue Growth and 20.0% Diluted Adjusted EPS Growth

JERSEY CITY, N.J., October 30, 2012 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading source of information about risk, today announced results for the fiscal quarter ended September 30, 2012:

Financial Highlights

See Tables 4 and 5 for a reconciliation of non-GAAP financial measures to the relevant GAAP measures.

•

Diluted GAAP earnings per share (diluted GAAP EPS) were $0.48 for third-quarter 2012. Diluted adjusted earnings per share (diluted adjusted EPS) were $0.54 for third-quarter 2012, an increase of 20.0% versus the same period in 2011.

•

Total revenue increased 17.3% and, excluding the impact of recent acquisitions, revenue grew 8.5% for third-quarter 2012. Revenue growth in the third quarter was driven by a 27.4% increase in Decision Analytics revenue, with additional contribution from the 2.8% growth in Risk Assessment revenue. Risk Assessment revenue growth, excluding the reclassification of $3.0 million of revenue to Decision Analytics in third-quarter 2012, was 4.9%.

•	EBITDA increased 21.1% to $182.9 million for third-quarter 2012, with an EBITDA margin of 45.9%.

•	Net income was $82.9 million for third-quarter 2012 and adjusted net income was $92.2 million, an increase of 16.8% and 20.9%, respectively, versus the comparable period in 2011.

•

In third-quarter 2012, the company repurchased a total of $20.8 million of its common stock under its existing repurchase program. As of September 30, 2012, the company had $179.0 million remaining under its share repurchase authorization.

•

On August 31, 2012, the company closed the acquisition of Argus Information & Advisory Services, LLC (“Argus”) for a purchase price of $425.0 million, including approximately $45 million in present value of tax benefits.

•

As part of its ongoing capital structure management, on September 12, 2012, the company issued $350.0 million of 4.125% senior notes due September 2022. The proceeds were used to repay outstanding credit facility borrowings. On September 28, 2012, the company also increased the size of its revolving credit facility to $850.0 million and extended the maturity to October 2017.

Frank J. Coyne, chairman and chief executive officer, said, “Our third-quarter results were strong and reflect the contributions from our existing businesses as well as recent acquisitions of MediConnect and Argus. We continue to be pleased by the performance of our healthcare businesses and their contributions to the strong organic growth in the vertical. The environment for the adoption of our tools is encouraging, and our team is executing well.”

“In our first 30 days of ownership of Argus, we have been pleased with the performance of the business and intrigued by the opportunities presented by connecting Argus with our other businesses.”

“Our insurance assets are performing well and we continue to build new innovative solutions that will support future sustainable growth. The mortgage market remains challenging as higher origination volumes have not been sufficient to offset the decline in volumes of our forensic tools,” concluded Coyne.

Summary of Results for Third-Quarter 2012

Table 1

	Three Months Ended September 30,		Change %	Year-to-Date September 30,		Change %
	2012	2011		2012	2011
	(in thousands, except per share amounts)			(in thousands, except per share amounts)
Revenues	$398,863	$340,098	17.3%	$1,118,590	$980,247	14.1%
EBITDA	$182,905	$151,017	21.1%	$506,337	$434,111	16.6%
Net income	$82,911	$70,987	16.8%	$230,843	$202,440	14.0%
Adjusted net income	$92,177	$76,265	20.9%	$252,573	$218,117	15.8%
Diluted GAAP EPS	$0.48	$0.41	17.1%	$1.34	$1.16	15.5%
Diluted adjusted EPS	$0.54	$0.45	20.0%	$1.47	$1.25	17.6%

Revenue

Revenue grew 17.3% for the quarter ended September 30, 2012. Excluding the effect of recent acquisitions (MediConnect, Argus, and Aspect Loss Prevention), revenue grew 8.5%. Overall revenue growth was the result of continued double-digit growth in Decision Analytics and single-digit growth in Risk Assessment. For third-quarter 2012, Decision Analytics revenue represented approximately 64% of total revenue.

Table 2A

	Three Months Ended			Year-to-Date
	September 30,		Change %	September 30,		Change %
	2012	2011		2012	2011
	(in thousands)			(in thousands)
Decision Analytics revenues by category:
Insurance	$126,301	$116,281	8.6%	$364,847	$333,915	9.3%
Mortgage and financial services	37,960	34,272	10.8%	107,534	102,611	4.8%
Healthcare	69,324	30,277	129.0%	150,153	65,216	130.2%
Specialized markets	21,411	19,291	11.0%	63,031	57,455	9.7%

Total Decision Analytics	$254,996	$200,121	27.4%	$685,565	$559,197	22.6%

Within the Decision Analytics segment, revenue grew 27.4% for third-quarter 2012, and growth excluding acquisitions and the reclassification of property-specific revenue to Decision Analytics was 11.0%. Growth in the quarter was driven by strong increases in healthcare revenue, including MediConnect, and good contributions from insurance-facing and specialized markets revenue categories, as well as the revenue from the acquisition of Argus on August 31, 2012, which is reported in the mortgage and financial services category.

Within the insurance category, revenue growth was 8.6% for the third quarter of 2012 and 8.3% excluding the recent acquisition, driven by double-digit growth in catastrophe modeling solutions, good growth in loss quantification, and solid growth from fraud solutions. Catastrophe modeling continued to benefit from new and expanded use of our models. Loss quantification solutions experienced good growth even in the face of lower storm activity versus third-quarter 2011. Insurance fraud claims solutions also continued satisfactory revenue growth, driven by annual invoice increases for certain solutions and increased adoption of existing and new solutions.

In the mortgage and financial services vertical, revenue increased 10.8% in third-quarter 2012 but declined 11.9% after adjusting for the 2012 transition of appraisal tool revenue into the mortgage category from Risk Assessment and the acquisition of Argus. The decline in revenue reflected continued lower volumes in forensic audit solutions, which were not offset by growth from new customers. Underwriting solutions revenue growth continued to be positive and in line with market trends.

In the healthcare vertical, revenue in the third quarter grew 129.0%, with organic growth of 47.4%, driven by double-digit growth for payment accuracy fraud solutions, revenue integrity, and enterprise analytics. Total revenue growth included the 2012 acquisition of MediConnect. Organic growth reflected continued customer implementations and new customer sales.

In the specialized markets category, revenue grew 11.0% in third-quarter 2012, driven by growth in both environmental health and safety solutions and weather and climate analytics.

Table 2B

	Three Months Ended September 30,		Change %	Year-to-Date September 30,		Change %
	2012	2011		2012	2011
	(in thousands)			(in thousands)
Risk Assessment revenues by category:
Industry-standard insurance programs	$98,270	$92,894	5.8%	$295,414	$278,140	6.2%
Property-specific rating and underwriting information	31,415	33,107	(5.1%)	96,431	102,621	(6.0%)
Statistical agency and data services	8,056	7,888	2.1%	23,910	23,263	2.8%
Actuarial services	6,126	6,088	0.6%	17,270	17,026	1.4%

Total Risk Assessment	$143,867	$139,977	2.8%	$433,025	$421,050	2.8%

Within the Risk Assessment segment, revenue grew 2.8% for the quarter and 4.9% excluding the reclassification of property-specific revenue to Decision Analytics as discussed previously. The overall increase within the segment was due principally to 5.8% revenue growth in industry-standard insurance programs resulting primarily from growth in 2012 invoices effective from January 1 as well as continued strong performance from premium leakage solutions.

Property-specific rating and underwriting information revenue declined 5.1%. After adjusting for the reclassification of $3.0 million of revenue in third-quarter 2012 from the property-specific revenue category into the mortgage and financial services revenue category of Decision Analytics, property-specific rating and underwriting information revenue grew 4.0%. Growth was due to new sales and higher volumes from certain customers, as well as growth in appraisal tools. Statistical agency and data services increased 2.1% in the third quarter, and actuarial services were up 0.6%.

Cost of Revenue

Cost of revenue increased 13.9% in third-quarter 2012 and 4.4% excluding acquisitions. The year-over-year increase relates primarily to 2012 annual compensation adjustments and higher headcount in Decision Analytics in support of the growth of our business, partially offset by reduced pension costs related to the freeze of the pension plan in 2012. Cost of revenue decreased 8.5% for Risk Assessment, primarily related to reduced pension expense, and increased 26.4% for Decision Analytics (11.5% excluding recent acquisitions) in third-quarter 2012.

Selling, General, and Administrative

Selling, general, and administrative expense, or SG&A, increased 14.0% in third-quarter 2012 and 9.1% excluding recent acquisitions. The increase relates primarily to 2012 annual compensation adjustments and higher headcount in Decision Analytics in support of the growth of our business, which were partially offset by reduced pension costs related to the pension plan freeze. SG&A decreased 1.7% for Risk Assessment. SG&A grew 24.1% for Decision Analytics (16.0% excluding recent acquisitions), reflecting increased headcount and commissions related to the growth of the business.

EBITDA

For third-quarter 2012, consolidated EBITDA grew 21.1% to $182.9 million, with a consolidated EBITDA margin of 45.9%.

Table 3

	Three Months Ended September 30,		Change %	Year-to-Date September 30,		Change %
	2012	2011		2012	2011
	(in thousands)			(in thousands)
Segment EBITDA:
Decision Analytics	$104,316	$80,301	29.9%	$271,279	$220,617	23.0%
EBITDA margin	40.9%	40.1%		39.6%	39.5%
Risk Assessment	$78,589	$70,716	11.1%	$235,058	$213,494	10.1%
EBITDA margin	54.6%	50.5%		54.3%	50.7%
Total EBITDA	$182,905	$151,017	21.1%	$506,337	$434,111	16.6%
EBITDA margin	45.9%	44.4%		45.3%	44.3%

Decision Analytics EBITDA grew 29.9% in third-quarter 2012 and Risk Assessment EBITDA grew 11.1% versus the previous year, as shown in Table 3.

The third-quarter 2012 EBITDA margin in Risk Assessment increased to 54.6% from 50.5% in third-quarter 2011 because revenue outpaced our primary costs, which were personnel-related, including pension.

The third-quarter 2012 EBITDA margin for Decision Analytics increased to 40.9% from 40.1% in third-quarter 2011 because of growth in the business as well as the benefit of recent higher-margin acquisitions.

Net Income and Adjusted Net Income

Net income increased 16.8% in third-quarter 2012, driven by growth in the business, which was partially offset by increased borrowing costs associated with higher debt levels due to acquisitions. Adjusted net income grew 20.9% for third-quarter 2012. The table below sets forth a reconciliation of net income to adjusted net income and adjusted EPS based on historical results:

Table 4

	Three Months Ended September 30,		Change %	Year-to-Date September 30,		Change %
	2012	2011		2012	2011
	(in thousands, except per share amounts)			(in thousands, except per share amounts)
Net Income	$82,911	$70,987	16.8%	$230,843	$202,440	14.0%
plus: Amortization of intangibles	15,442	8,797		36,216	26,129
less: Income tax effect on amortization of intangibles	(6,176)	(3,519)		(14,486)	(10,452)

Adjusted net income	$92,177	$76,265	20.9%	$252,573	$218,117	15.8%

Basic adjusted EPS	$0.56	$0.46	21.7%	$1.53	$1.31	16.8%

Diluted adjusted EPS	$0.54	$0.45	20.0%	$1.47	$1.25	17.6%

Weighted average shares outstanding
Basic	165,978,080	164,195,325		165,587,027	166,728,786

Diluted	171,660,543	171,169,658		171,637,571	174,255,965

Net Cash Provided by Operating Activities and Capital Expenditures

Net cash provided by operating activities was $321.0 million, a decrease of $2.8 million, or 0.9%, for the nine-month period ended September 30, 2012, compared with the same period in 2011. This change was the result of a $79.4 million increase caused by the improved profitability of the business and a $25.5 million decrease in working capital offset by a $73.4 million increase in pension and postretirement funding primarily due to the voluntary $72.0 million contribution to our pension completed in April 2012, an $18.1 million increase in taxes paid, and a $15.6 million increase in interest paid due to higher debt.

Capital expenditures were $56.8 million in the nine months ended September 30, 2012, an increase of $8.6 million over the same period in 2011. Capital expenditures were 5.1% of revenue in the nine months ended September 30, 2012. Net cash provided by operating activities less capital expenditures represented 52.2% of EBITDA in the first nine months of 2012. The conversion rate was lower due to the voluntary pension funding of $72.0 million discussed above.

Share Repurchases and Financing Activities

The company continued to balance its internal investment and acquisition initiatives with share repurchases. In third-quarter 2012, the company repurchased shares for a total cost of $20.8 million at an average price of $48.91. At September 30, 2012, the company had $179.0 million remaining under its share repurchase authorization.

The company executed two transactions in the quarter, capitalizing on market opportunities to enhance its capital structure. On September 12, the company issued $350.0 million of 4.125% senior notes due September 2022 and used the proceeds to repay a portion of borrowings under its revolving credit facility. On September 28, the company exercised an expansion feature under its revolving credit facility to increase the total facility to $850.0 million and extend the maturity until October 2017. The company also increased the maximum permitted Debt to EBITDA covenant to 3.50x from 3.25x. Prior to this amendment, the total facility size was $725.0 million with a maturity date of October 2016.

The committed facility is available for general corporate purposes, including the company’s acquisition program.

Conference Call

Verisk’s management team will host a live audio webcast on Wednesday, October 31, 2012, at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss the financial results and business highlights. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com. The discussion is also available through dial-in number 1-877-755-3792 for U.S./Canada participants or 706-758-8912 for international participants.

A replay of the webcast will be available on the Verisk investor website for 30 days and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID #41998930.

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, financial services, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

The company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The company believes that its presentation of non-GAAP measures, such as EBITDA, EBITDA margin, adjusted net income, and adjusted EPS, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the company’s management uses these measures for reviewing the financial results of the company and for budgeting and planning purposes.

EBITDA

Table 5 below sets forth a reconciliation of net income to EBITDA based on our historical results:

Table 5

	Three Months Ended September 30,		Change %	Year-to-Date September 30,		Change %
	2012	2011		2012	2011
	(in thousands)			(in thousands)
Net income	$82,911	$70,987	16.8%	$230,843	$202,440	14.0%
Depreciation and amortization of fixed and intangible assets	28,156	19,595	43.7%	73,664	59,087	24.7%
Interest expense	18,133	14,593	24.3%	51,895	39,093	32.7%
Provision for income taxes	53,705	45,842	17.2%	149,935	133,491	12.3%

EBITDA	$182,905	$151,017	21.1%	$506,337	$434,111	16.6%

EBITDA is a financial measure that management uses to evaluate the performance of our segments. In all periods shown here and going forward, the company defines “EBITDA” as net income before interest expense, income taxes, and depreciation and amortization of fixed and intangible assets. In previous periods, this measure also excluded investment income and realized gain on securities, net.

Although EBITDA is frequently used by securities analysts, lenders, and others in their evaluation of companies, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our statement of cash flow reported under U.S. GAAP. Management uses EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are as follows:

•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs.

•

Although depreciation and amortization are noncash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

•	Other companies in our industry may calculate EBITDA differently than we do, limiting the usefulness of their calculations as comparative measures.

Attached Financial Statements

Please refer to the full Form 10-Q filing for the complete financial statements and related notes.

VERISK ANALYTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2012 (Unaudited) and December 31, 2011

	2012 unaudited	2011
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$97,770	$191,603
Available-for-sale securities	4,895	5,066
Accounts receivable, net of allowance for doubtful accounts as of September 30, 2012 and December 31, 2011 of $4,203 and $4,158, respectively	175,520	153,339
Prepaid expenses	25,387	21,905
Deferred income taxes, net	15,614	3,818
Federal and foreign income taxes receivable	8,538	25,242
State and local income taxes receivable	—	11,433
Other current assets	33,613	41,248

Total current assets	361,337	453,654
Noncurrent assets:
Fixed assets, net	144,799	119,411
Intangible assets, net	530,023	226,424
Goodwill	1,220,384	709,944
Deferred income taxes, net	—	10,480
Other assets	46,890	21,193

Total assets	$2,303,433	$1,541,106

LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$176,464	$162,992
Acquisition related liabilities	—	250
Short-term debt and current portion of long-term debt	265,794	5,554
Pension and postretirement benefits, current	2,912	4,012
Fees received in advance	219,800	176,842
State and local income taxes payable	3,287	—

Total current liabilities	668,257	349,650
Noncurrent liabilities:
Long-term debt	1,301,683	1,100,332
Pension benefits	22,522	109,161
Postretirement benefits	5,369	18,587
Deferred income taxes, net	80,755	—
Other liabilities	82,799	61,866

Total liabilities	2,161,385	1,639,596

Commitments and contingencies
Stockholders’ equity/(deficit):
Common stock, $.001 par value; 1,200,000,000 shares authorized; 544,003,038 shares issued and 166,259,163 and 164,285,227 outstanding as of September 30, 2012 and December 31, 2011, respectively	137	137
Unearned KSOP contributions	(544)	(691)
Additional paid-in capital	991,739	874,808
Treasury stock, at cost, 377,743,875 and 379,717,811 shares as of September 30, 2012 and December 31, 2011, respectively	(1,579,859)	(1,471,042)
Retained earnings	807,428	576,585
Accumulated other comprehensive losses	(76,853)	(78,287)

Total stockholders’ equity/(deficit)	142,048	(98,490)

Total liabilities and stockholders’ equity/(deficit)	$2,303,433	$1,541,106

VERISK ANALYTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months and Nine Months Ended September 30, 2012 and 2011

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except for share and per share data)
Revenues	$398,863	$340,098	$1,118,590	$980,247

Expenses:
Cost of revenues (exclusive of items shown separately below)	156,749	137,619	437,153	393,360
Selling, general and administrative	58,707	51,475	175,159	156,640
Depreciation and amortization of fixed assets	12,714	10,798	37,448	32,958
Amortization of intangible assets	15,442	8,797	36,216	26,129
Acquisition related liabilities adjustment	—	—	—	(3,364)

Total expenses	243,612	208,689	685,976	605,723

Operating income	155,251	131,409	432,614	374,524

Other income/(expense):
Investment income	136	99	397	99
Realized (loss)/gain on securities, net	(638)	(86)	(338)	401
Interest expense	(18,133)	(14,593)	(51,895)	(39,093)

Total other expense, net	(18,635)	(14,580)	(51,836)	(38,593)

Income before income taxes	136,616	116,829	380,778	335,931
Provision for income taxes	(53,705)	(45,842)	(149,935)	(133,491)

Net income	$82,911	$70,987	$230,843	$202,440

Basic net income per share	$0.50	$0.43	$1.39	$1.21

Diluted net income per share	$0.48	$0.41	$1.34	$1.16

Weighted average shares outstanding:
Basic	165,978,080	164,195,325	165,587,027	166,728,786

Diluted	171,660,543	171,169,658	171,637,571	174,255,965

VERISK ANALYTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Nine Months Ended September 30, 2012 and 2011

	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$230,843	$202,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	37,448	32,958
Amortization of intangible assets	36,216	26,129
Amortization of debt issuance costs and original issue discount	1,649	1,206
Allowance for doubtful accounts	576	852
KSOP compensation expense	9,481	9,630
Stock based compensation	19,303	17,288
Noncash charges associated with performance-based appreciation awards	—	627
Acquisition related liabilities adjustment	—	(3,364)
Realized loss/(gain) on securities, net	338	(401)
Deferred income taxes	(526)	(2,083)
Loss on disposal of assets	88	635
Excess tax benefits from exercised stock options	(55,056)	(5,470)
Other operating	215	133
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(3,026)	(24,445)
Prepaid expenses and other assets	7,126	(3,229)
Federal and foreign income taxes	84,621	48,925
State and local income taxes	14,887	5,382
Accounts payable and accrued liabilities	3,168	12,509
Fees received in advance	39,588	24,841
Pension and postretirement benefits	(97,809)	(15,216)
Other liabilities	(8,133)	(5,593)

Net cash provided by operating activities	320,997	323,754

Cash flows from investing activities:
Acquisitions, net of cash acquired for 2012 and 2011 of $36,113 and $590, respectively	(743,091)	(121,721)
Purchase of non-controlling equity investment in non-public companies	(2,000)	—
Earnout payments	(250)	(3,500)
Escrow funding associated with acquisitions	(37,800)	(19,560)
Purchases of fixed assets	(55,724)	(41,925)
Purchases of available-for-sale securities	(1,317)	(1,422)
Proceeds from sales and maturities of available-for-sale securities	1,478	1,722

Net cash used in investing activities	(838,704)	(186,406)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of original issue discount	347,224	448,956
Repayment of current portion of long-term debt	—	(125,000)
Repayment of short-term debt refinanced on a long-term basis	(347,224)	(295,000)
Proceeds from issuance of short-term debt with original maturities greater than three months	—	120,000
Proceeds from of short-term debt, net	462,224	22,311
Payment of debt issuance costs	(3,623)	(4,542)
Repurchase of Class A common stock	(128,073)	(340,122)
Proceeds from stock options exercised	43,571	28,433
Excess tax benefits from exercised stock options	55,056	5,470
Other financing, net	(5,151)	—

Net cash provided by/(used in) financing activities	424,004	(139,494)

Effect of exchange rate changes	(130)	18

Decrease in cash and cash equivalents	(93,833)	(2,128)
Cash and cash equivalents, beginning of period	191,603	54,974

Cash and cash equivalents, end of period	$97,770	$52,846

Supplemental disclosures:
Taxes paid	$51,017	$82,526

Interest paid	$41,431	$25,876

Noncash investing and financing activities:
Repurchase of Class A common stock included in accounts payable and accrued liabilities	$953	$2,244

Deferred tax (liability)/asset established on date of acquisition	$(78,832)	$1,280

Capital lease obligations	$3,544	$7,683

Capital expenditures included in accounts payable and accrued liabilities	$998	$778

Increase in goodwill due to acquisition related escrow distributions	$4,128	$—